EXHIBIT 99.1

Radnor Holdings Corporation Reports 2002 Year End Results and Announces Refinancing Plan

RADNOR, PA, February 13, 2003

Radnor Holdings Corporation announced its results for its fiscal year ended December 27, 2002, as well as a comprehensive refinancing plan.

Consolidated Results of Operations

Net sales for the fiscal year ended December 27, 2002 were $323.2 million, a decrease of $2.5 million from fiscal 2001. However, excluding the results of the European insulation operations which were divested in December 2001, net sales increased by $20.4 million or 6.7%. This increase was due primarily to an 18.1% increase in sales at the specialty chemicals segment which reflects a 13.8% increase in sales volume and higher average selling prices.

Gross profit increased to $79.7 million or 24.7% of net sales in fiscal 2002 from $75.0 million or 23.0% of net sales in fiscal 2001. Excluding the divested European insulation operations, gross profit in fiscal 2002 increased by $17.0 million from $62.7 million in fiscal 2001. This increase was caused by higher sales volumes in the specialty chemicals segment, combined with higher selling prices and increased manufacturing efficiencies.

Operating expenses increased by $3.6 million for the year ended December 27, 2002 to $49.6 million. Excluding the results of the European insulation operations and the $10.5 million gain recognized on its sale, operating expenses as a percentage of net sales decreased to 15.3% in fiscal 2002 from 16.1% of net sales in fiscal 2001. This favorable change was primarily caused by a decrease in selling and distribution expenses, as a percentage of net sales, at the Company’s specialty chemicals operations.

Income from operations increased by $1.1 million in fiscal 2002 to $30.1 million. Excluding the impact of the divested European insulation operations and the gain resulting from its sale, income from continuing operations increased by $16.0 million to $30.1 million or 9.3% of net sales in 2002 from 4.6% in 2001.

Interest expense decreased by $0.9 million to $21.4 million for the year ended December 27, 2002 from $22.3 million for the year ended December 28, 2001. This decrease was primarily due to a reduction in long-term debt resulting from the sale of the European insulation operations, combined with lower interest rates on the Company’s revolving credit facilities. Included in interest expense for 2002 and 2001 was $1.1 million of deferred financing fee and premium amortization related to the Company’s senior notes.

The Company recorded a $2.9 million provision for income taxes in fiscal 2002, representing a $0.7 million increase over fiscal 2001. This increase was primarily caused by a $3.5 million increase in pre-tax income, partially offset by a reduction in the Company’s effective tax rate as compared to 2001.

Packaging Segment Results of Operations

Net sales in the packaging segment in 2002 were $195.4 million as compared to $235.9 million in 2001, however, excluding the results of the divested European insulation operations, net sales for the year ended December 27, 2002 decreased by $1.8 million over 2001. This decrease was caused by a 2.0% decrease in sales volume, partially offset by higher average selling prices. The decrease in sales volumes resulted from a planned rationalization of lower margin business to provide capacity for higher margin business which came on stream during the fourth quarter of 2002.

Gross profit increased to 27.9% of net sales in fiscal 2002 from 25.9% of net sales in fiscal 2001. Excluding the impact of the divested European insulation operations, gross profit for 2002 increased by $5.6 million to $54.4 million. This increase was caused by lower energy costs, combined with higher selling prices and improved manufacturing efficiencies resulting from engineering projects and technology upgrades.

Operating expenses decreased by $10.3 million to $24.7 million for the year ended December 27, 2002 from $35.0 million for the year ended December 28, 2001. Excluding the results of the divested European operations, operating expenses decreased by $2.4 million to 12.7% of net sales in fiscal 2002 from 13.8% of net sales in fiscal 2001. This decrease was primarily due to lower distribution costs, as well as lower general and administrative costs, resulting from cost containment initiatives and implemented workforce reductions.

Income from operations increased by $3.5 million over fiscal 2001 to $29.7 million in fiscal 2002 for the reasons described above. Fiscal 2001 income from operations from the divested European insulation operations was $4.5 million and, excluding these results, income from operations increased by $8.0 million or 36.8% for the year ended December 27, 2002.

Specialty Chemicals Segment Results of Operations

For 2002, net sales in the specialty chemicals business segment increased by $20.6 million to $134.3 million. This increase was caused by higher average selling prices and a 14.1% (sic) increase in sales volume, primarily in the domestic specialty chemicals operations. Net sales included $9.8 million and $25.6 million of sales to the packaging segment for fiscal 2002 and 2001, respectively, which are eliminated in consolidation. Excluding the impact of the divested European insulation operations, net sales to the packaging segment were $9.8 million for fiscal 2001.

Gross profit increased by $9.4 million to $21.9 million for 2002 from $12.5 million for 2001. This increase was caused by higher selling prices and sales volume, combined with favorable raw material pricing and an increase in manufacturing efficiencies.

Operating expenses for the year ended December 27, 2002 increased by $1.8 million to $17.5 million from $15.7 million in 2001. This increase was primarily caused by higher distribution costs resulting from increased sales volume and a $0.5 million increase in currency transaction losses at the European operations. Income from operations for fiscal 2002 was $4.4 million, representing a $7.6 million improvement over fiscal 2001 for the reasons described above.

Corporate and Other Results of Operations

Corporate operating expenses, excluding the gain on the divestiture of the Company’s European insulation operations, increased by $1.5 million to $7.3 million for fiscal 2002, primarily due to increased amortization, insurance and personnel costs that were partially offset by an increase in investment income.

Refinancing Plan

The Company also announced today the details of its refinancing plan. The Company’s existing $159.5 million in senior unsecured notes due December 1, 2003 will be repaid through a combination of a new $45 million bank term loan and the issuance of $135 million in new senior notes. In addition, the Company’s existing bank revolver will be increased from $35 million to $45 million. The remaining proceeds from these transactions will be used to repay outstanding borrowings under the Company’s current revolving credit facilities and to pay fees and expenses associated with the refinancing. The refinancing plan is currently expected to be completed by the end of the first quarter.

The senior unsecured notes are expected to be issued in a private placement and resold by the initial purchasers to qualified institutional buyers in the United States under reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933, as amended. These securities have not been registered under the Securities Act of 1933, as amended, or any applicable state laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which such offer or sale would be unlawful.

The Company expects to file a Form 8-K containing additional information.

Quiet Period

In view of the pending refinancing, the Company will not hold a conference call to discuss this news release.

About Radnor Holdings Corporation

Radnor Holdings Corporation is a leading worldwide manufacturer and distributor of foam packaging and specialty chemical products for the foodservice, insulation and protective packaging industries. Radnor is the second largest manufacturer of foam cup and container products, with an estimated 35% share of the U.S. foam cup and container market segment, and is also one of the leading worldwide producers of expandable polystyrene (“EPS”). In fiscal 2002, the Company’s seventeen strategically located facilities produced more than 13 billion foam cups for hot and cold drinks, foam bowls and containers and thermoformed lids and more than 360 million pounds of EPS. The Company supplies 100% of its own EPS needs in addition to supplying EPS to other manufacturers of foodservice, insulation and protective packaging products.

Recently Adopted Standards and Changes in Reporting

In accordance with Emerging Issues Tax Force Release (sic) 00-22, the Company has changed its reporting of sales and marketing rebates to include them as an offset to net sales. Previously, they were included as a selling expense. Prior period financial information included in Management’s Discussion and Analysis of Financial Condition and Results of Operations have been adjusted to reflect this reclassification.

In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” The Statement requires gains and losses from debt extinguishments that are used as part of the Company’s risk management strategy to be classified as income from operations rather than as extraordinary items, net of tax. The Company adopted this Statement during the fourth quarter of its year ended December 27, 2002.

Cautionary Note Regarding Forward-Looking Statements

All statements contained in this press release that are not historic facts are based on current expectations. Such statements are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of known and unknown risks, uncertainties, or other factors that may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Radnor Holdings Corporation believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. There are a number of factors that could cause the results contemplated in forward-looking statements to differ from expectations, including raw material price volatility, dependence on key customers, international operations, dependence on key personnel and environmental matters, as well as general business and economic conditions, both domestic and international. For information regarding these factors, please refer to Radnor Holdings Corporation’s Reports on Forms 10-K and 10-Q filed with the

Securities and Exchange Commission, as well as the Form 8-K Report that Radnor Holdings Corporation anticipates filing shortly. In addition, there can be no assurance that Radnor Holdings Corporation will be able to consummate the refinancing plan on the terms described in this press release, if at all. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Radnor Holdings Corporation or any other person. Radnor Holdings Corporation disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Further Information

For further information, please contact R. Radcliffe Hastings, Senior Vice President of Radnor Holdings Corporation at 610-341-9600.

Consolidated Unclassified Balance Sheets

December 27, 2002 and December 28, 2001

(In thousands, except share amounts)

	2002	2001
Assets	(Unaudited)

Cash	$4,059	$4,304
Accounts receivable, net	36,165	33,044
Inventories, net	37,715	30,939
Prepaid expenses and other	7,115	9,908
Deferred tax asset	1,838	2,123
Property, plant, and equipment, net	175,496	174,484
Other assets	21,744	19,384

	$284,132	$274,186

Liabilities and Stockholders’ Equity

Accounts payable	$34,141	$34,865
Accrued liabilities	15,154	18,098
Revolving credit facilities	32,220	24,635
Term debt and mortgages, including current portion	20,370	23,973
Capital lease obligations, including current portion	2,738	3,497
Senior notes due 2003, including current portion	159,886	160,805
Deferred tax liability	7,816	6,064
Other liabilities	1,746	2,132

Total liabilities	274,071	274,069

Commitments and contingencies
Stockholders’ equity:
Voting and nonvoting common stock. Authorized 22,700 shares; issued and outstanding 6,245 shares	1	1
Additional paid-in capital	19,387	19,387
Retained earnings (deficit)	(4,663)	(9,310)
Cumulative translation adjustment	(4,664)	(9,961)

Total stockholders’ equity	10,061	117

	$284,132	$274,186

Consolidated Statements of Operations

Years ended December 27, 2002 and December 28, 2001

(In thousands)

	2002	2001
	(Unaudited)
Net sales	$323,182	$325,734
Cost of goods sold	243,501	250,719

Gross profit	79,681	75,015

Operating expenses:
Distribution	22,621	25,176
Selling, general, and administrative	26,959	31,304
Gain on sale of business	—	(10,493)

	49,580	45,987

Income from continuing operations	30,101	29,028

Other expense:
Interest	21,382	22,331
Other, net	1,146	2,657

	22,528	24,988

Income before income taxes and discontinued operations	7,573	4,040

Provision for income taxes	2,878	2,150

Income before discontinued operations	4,695	1,890

Loss from discontinued operations, net of tax	48	247

Net income	$4,647	$1,643

Consolidated Statements of Cash Flows

Years ended December 27, 2002 and December 28, 2001

(In thousands)

	2002	2001
	(Unaudited)
Cash flows from operating activities:
Net income	$4,647	$1,643
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,010	19,321
(Gain) on sale of business	—	(10,493)
Deferred income taxes	2,233	1,703
Income from unconsolidated affiliates	(6,165)	—
Discontinued operations	48	247
Changes in operating assets and liabilities, net of effects of acquisition and disposition of businesses:
Accounts receivable, net	(761)	(1,882)
Inventories, net	(5,817)	4,150
Prepaid expenses and other	(440)	1,623
Accounts payable	(825)	(14,924)
Accrued liabilities	(3,839)	(2,058)

Net cash provided by (used in) continuing operations	8,091	(670)
Net cash used in discontinued operations	(130)	(67)

Net cash provided by (used in) operating activities	7,961	(737)

Cash flows from investing activities:
Capital expenditures	(10,558)	(12,358)
Net cash proceeds from sale of business	—	30,935
Distributions from unconsolidated affiliates	6,767	—
Investments in unconsolidated affiliates	(4,939)	—
Increase in other assets	(1,364)	(3,005)

Net cash provided by (used in) investing activities	(10,094)	15,572

Cash flows from financing activities:
Net (repayments) borrowings on revolving credit lines and unsecured notes payable	6,664	(16,609)
Borrowings on term debt and mortgage notes	—	7,158
Payments on term debt and mortgage notes	(3,601)	(3,454)
Borrowings on capitalized lease obligations	250	—
Payments on capitalized lease obligations	(1,009)	(1,147)

Net cash provided by (used in) financing activities	2,304	(14,052)

Effect of exchange rate changes on cash	(416)	(205)

Net increase (decrease) in cash	(245)	578

Cash, beginning of period	4,304	3,726

Cash, end of period	$4,059	$4,304